UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 31, 2008

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

651.484.4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                        ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                        ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                        ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                        ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2.	Financial Information
Item 2.02	Results of Operations and Financial Condition

Supplemental Information Related to 2007 Fourth Quarter Results of Operations

The following table sets forth certain items from the Company’s consolidated statement of operations expressed as a percentage of revenues for the fourth quarters of fiscal 2007 and 2006.  The financial results for these quarters were presented in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Quarterly Results” of the Company’s Form 10-K for the year ended October 31, 2007.  The Company has provided more detail about these results in the narrative below the table.

	Three Months Ended October 31,
	2007	2006

Revenues	100.0%	100.0%
Cost of goods sold	48.1	50.8
Gross margin	51.9	49.2

Operating expenses:
Selling and marketing	27.0	21.7
General and administrative	13.5	8.2
Research and development	8.2	6.4
Amortization of intangibles	1.9	1.9
	50.6	38.2
Operating income	1.3	11.0
Interest income	0.6	0.3
Income before taxes	1.9	11.3
Provision for taxes	0.7	4.2
Income from continuing operations	1.2	7.1
Gain from discontinued operations	—	—
Net income	1.2%	7.1%

Overview

                Total revenue for the 2007 fourth quarter was $9.1 million, a decrease of 14.7% from $10.8 million in 2006.  Operating expenses for the 2007 fourth quarter were $4.6 million, an increase of 12.8% from $4.1 million in 2006.  Net income for the 2007 fourth quarter was $111,000, or $0.03 per diluted share, compared to net income of $755,000, or $0.20 per diluted share, for the same period in 2006.

Revenue

                In the 2007 fourth quarter, domestic product revenue increased 10.8% to $5.9 million, international product revenue decreased 53.5% to $2.2 million and service revenue increased 46.7% to $1.1 million.  International revenues decreased as a result of the conclusion of the equipment installation phase for the Company’s large clinical research customer.  Clinical research revenues are now shifting to service requirements which have higher margins, but are smaller in sales dollar volume.

                The Company expects revenues from clinical research to continue in fiscal 2008 but at a reduced level due to the completion in fiscal 2007 of the systems installation phase of its current clinical studies and the customer’s unanticipated early conclusion of its clinical trial.  The Company sold cardiorespiratory diagnostic systems, mainly the Ultima PF, and services to this large clinical research customer for use in conducting safety and efficacy clinical trials both in the United States and internationally.  This customer accounted for 8.7% of 2007 fourth quarter revenue and 34.7% of 2006 fourth quarter revenue.  Excluding sales to this customer, revenue for the 2007 fourth quarter increased by $1.3 million, or 19.3%, compared to the same period in 2006.

                Revenue from extended service contracts and non-warranty service visits both increased in 2007 compared to 2006, reversing a trend experienced during the last few years.  These increases are due to a larger installed customer base that resulted from increased sales in 2005 and 2006, as well as non-warranty service visits for clinical research customers.

Gross Margin

                Gross margin percentage for the 2007 fourth quarter increased to 51.9% of revenue compared to 49.2% for the same period in 2006.

                Gross margin percentage improved as a result of an increase in high margin service revenues related to our largest clinical research customer.  On the product side, the Company has realized manufacturing efficiencies associated with increased manufacturing volumes and general process improvement initiatives, but these efficiencies have been partially offset by price discounts required by our largest clinical research customer.

Selling and Marketing

Selling and marketing expenses for the 2007 fourth quarter increased by 5.7%, or $132,000, to $2.5 million compared to the same period in 2006.

This increase was due in part to $115,000 related to the establishment of a new representative branch office in Milan, Italy for marketing and technical support to the Company’s European distribution partners, and an increase of $98,000 in marketing expenses as the Company added marketing personnel to support the preparation of new product launches.  These increased expenses were partially offset by a reduction in sales and sales support payroll, travel and customer support expenses of $47,000 for the 2007 fourth quarter compared to the same period in 2006 and a decrease in commission expenses of $25,000 for the 2007 fourth quarter compared to the same period in 2006 as commissionable revenue declined.

General and Administrative

                General and administrative expenses for the 2007 fourth quarter increased by 40.3%, or $355,000, to $1.2 million compared to $881,000 for the same period in 2006.

                These expenses increased in part from a $158,000 change in the allowance for doubtful accounts compared to the same period in 2006.  This increase reflected the write-off of two bankrupt accounts in the fourth quarter that totaled $121,000.  The remaining increase is primarily due to a benefit in the comparable fourth quarter of 2006 provision for doubtful accounts that was recorded due to improved cash collections of past due customer accounts.  In addition, professional fees increased by $145,000 for the 2007 fourth quarter compared to the same period in 2006.  The majority of these expenses were legal, audit and tax fees incurred for a special shareholder meeting held in August 2007, as well as ongoing company, board and board committee strategy and administrative matters.  The remaining expenses are attributable to temporary administrative support.

Non-cash stock-based compensation expense of $37,000 was incurred during the 2007 fourth quarter related to stock option grants on August 22, 2007 and October 31, 2007.  There was no related expense in the fourth quarter of 2006 since all previously outstanding options were fully vested during the third quarter of 2006.

Research and Development

                Research and development expenses for the 2007 fourth quarter increased by 9.6%, or $65,000, to $745,000 from $680,000 for the same period in 2006.

                Project expenses associated with new products increased by $53,000, or 40.8%, for the 2007 fourth quarter compared to the same period in 2006.  The Company’s current new product development initiatives include products targeted for hospital intensive care units, cardiology, dietary, asthma, allergy and primary care physicians, health and fitness club professionals, as well as international markets.  These new products are currently completing clinical evaluation and are planned for release during fiscal 2008.  In addition, the Company is also developing new functionality and new technologies for use in existing products.  There was no material change to expenses related to payroll and personnel related expenses for the 2007 fourth quarter compared to the same period in 2006.

Amortization of Intangibles

Amortization of developed technology was $176,000 for the 2007 fourth quarter compared to $203,000 for the same period in 2006.

The decrease is attributable to a technology license that became fully amortized in 2006 and to reductions in the valuation of developed technology as the Company utilizes its pre-emergence bankruptcy net operating loss (“NOL”) carry forwards to reduce intangibles.

Interest Income

                Interest income for the 2007 fourth quarter increased to $51,000 from $31,000 for the same period in 2006.  The increase in interest income is principally due to higher market interest rates and an increase in the balances of cash and cash equivalents.

Section 5	Corporate Governance and Management
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departures of Directors or Certain Officers; Compensatory Arrangements of Certain Officers

On January 31, 2008, Dale H. Johnson retired as Chief Financial Officer of Angeion Corporation.  The Company and Mr. Johnson are still finalizing the details of his retirement.  Angeion has not yet determined Mr. Johnson’s successor as Chief Financial Officer of the Company.

Election of Director

                In addition, on January 31, 2008, the Angeion Board of Directors elected Paula R. Skjefte, 49, as a director of the Company.  Since 2003, Ms. Skjefte has served as President and Chief Executive Officer of Waterford Consulting, Inc., a consulting firm for emerging medical device manufacturers.  Prior to founding Waterford Consulting, Ms. Skjefte served in a variety of positions of increasing importance at Medtronic Inc. from 1986 through 2002, serving most recently as Vice President of Consumer Business for Medtronic’s Physio-Control subsidiary.  Ms. Skjefte is also a registered nurse.  Her election brings the number of Angeion Board members to seven.  Angeion had not yet determined on which committees of the Board Ms. Skjefte will serve.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: February 6, 2008	By:	/s/ Rodney A. Young
Rodney A. Young
President and Chief Executive Officer